EXHIBIT 99.1

AeroShield Alliance Establishes Mississippi Headquarters

Expansion Positions Aero Velocity and its partners to Scale Public-Sector Infrastructure Technology and Workforce Development Platform

MINNETONKA, Minn. — March 25, 2026 — BT Brands, Inc. (Nasdaq: BTBD) today announced that its proposed merger partner, Aero Velocity Inc. and its fellow AeroShield Alliance members, are establishing a Mississippi headquarters, expanding the footprint in infrastructure technology and positioning the consortium to scale its public-sector solutions platform.

The expansion is expected to accelerate the deployment of the Alliance’s and Aero Velocity’s AI-driven infrastructure analytics and drone-based data collection capabilities across state and local government markets, while supporting workforce development and enabling broader access to large-scale infrastructure inspection and monitoring opportunities.

The initiative represents a significant opportunity to expand access to advanced technology and workforce development in rural Mississippi through partnerships with Holmes Community College and local government leaders.

“The Alliance’s mission is to deliver better outcomes for government agencies, reduce costs for taxpayers, and streamline procurement by deploying proven emerging technologies across federal, state, and local operations,” said Deborah Martin, president of AeroShield Alliance and CEO of Alliance member Service Specialists LLC.

Alliance member firms have collectively secured more than $100 million in government contracts, serving agencies including the U.S. Department of War, U.S. Air Force, U.S. Department of Agriculture, the Intelligence Community, and the U.S. Forest Service.

“A major factor in selecting Mississippi was the strong partnership with Holmes Community College and the Holmes County Board of Supervisors,” said Mark Hastings, CEO of Aero Velocity. “With support from U.S. Senators Cindy Hyde-Smith and Roger Wicker, we are launching the Rural Transportation Resilience Center at Holmes Community College.”

The Center’s mission aligns with the national ROUTES program — Rural Opportunities to Use Transportation for Economic Success — launched during President Trump’s first administration. Initial proposed funding would deploy the Alliance’s artificial intelligence technology to conduct automated roadway and bridge inspections and condition assessments across more than 70,000 linear miles of county and municipal roads in Mississippi.

If proposed U.S. Department of Transportation grants are awarded, the initiative is expected to support workforce training for approximately 200 residents and the creation of an additional 100 jobs over three years.

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About AeroShield Alliance

AeroShield Alliance is a consortium of businesses advancing technologies that strengthen U.S. defense, security, and resilience. The Alliance unites expertise in AI, aerial systems, disaster recovery, operational intelligence, and workforce readiness to support government and commercial missions nationwide. www.aeroshieldalliance.com

About Aero Velocity

Aero Velocity, based in Cincinnati, OH, designs and manufactures American-made, NDAA-compliant UAVs and operates a robust Drones-as-a-Service (DaaS) business. Aero Velocity is a founding member of AeroShield Alliance, a consortium devoted to emerging AI and technology, UAVs, ISR and workforce solutions to deliver mission success from air to ground. Aero Velocity offers end-to-end UAV-powered solutions that enable organizations to assess, analyze and respond to real-world conditions with enhanced speed and safety.

Aero Velocity and BT Brands, Inc. (Nasdaq: BTBD) entered into a definitive merger agreement in September 2025 pursuant to which the combined company is expected to be renamed "Aero Velocity Inc." and trade on the Nasdaq Capital Market. Mr. Hastings will serve as CEO of the combined company. The transaction has been unanimously approved by the boards of directors of both companies. It is expected to close in 2026, subject to stockholder approvals for each company and other customary closing conditions. www.aerovelocity.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the benefits of the proposed transaction, the anticipated timing of the transaction, the products and services offered by Aero Velocity and the markets in which it operates, and Aero Velocity’s projected future results.

These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including the risks described in BT Brands’ SEC filings available at www.sec.gov.

These statements speak only as of the date hereof, and the companies disclaim any obligation to update them except as required by law.

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Participants in the Solicitation

BT Brands, Inc. and Aero Velocity Inc. and their respective directors and executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with the proposed transaction. Additional information will be included in the Form S-4 filing.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Investor Relations & Media Contacts

BT Brands, Inc.

Kenneth Brimmer, Chief Financial Officer

kbrimmer@itsburgertime.com

612-414-5104

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